Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

October 23, 2014

Susser Petroleum Partners LP

555 East Airtex Drive

Houston, Texas 77073

Ladies and Gentlemen:

We have acted as special counsel to Susser Petroleum Partners LP, a Delaware limited partnership (the “Partnership”), in connection with an offering and sale by the Partnership of common units representing limited partner interests in the Partnership (“Common Units”).  Such offering and sale have been registered with the United States Securities and Exchange Commission (the “SEC”), pursuant to the Partnership’s registration statement on Form S-3 (Registration No. 333-192335) initially filed with the SEC on November 14, 2013, and subsequently amended by Amendment No. 1 thereto filed with the SEC on November 15, 2013.  Such registration statement, as so amended, at the time it was declared effective by the SEC on December 5, 2013, is referred to herein as the “Registration Statement.”

The Partnership has conducted such offering of up to 9,200,000 Common Units on a firm commitment underwritten basis, pursuant to (i) its prospectus dated December 5, 2013 included in the Registration Statement, as supplemented by its prospectus supplement dated October 21, 2014 (the “Prospectus Supplement”) filed with the SEC on October 22, 2014 and (ii) the Underwriting Agreement dated October 21, 2014 (the “Underwriting Agreement”) among the Partnership and Morgan Stanley & Co. LLC, as representative of the several underwriters named therein (the “Underwriters”).  Pursuant to the Underwriting Agreement, the Partnership is selling to the Underwriters 8,000,000 Common Units (the “Firm Securities”) and has granted an option to the Underwriters to purchase up to an additional 1,200,000 Common Units (the “Option Securities”).  The Firm Securities and the Option Securities are collectively referred to herein as the “Securities.”

As the basis for the opinions hereinafter expressed, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Partnership and of Susser Petroleum Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and such agreements, certificates of public officials, certificates of officers or other representatives of the such entities and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In rendering the opinions set forth below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals, (iv) the conformity to the authentic originals of all documents supplied to us as

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certified, photostatic or faxed copies and (v) the authenticity of the originals of such latter documents.  We have also assumed that all Securities sold pursuant to the Underwriting Agreement will be issued and sold in the manner described in the Prospectus Supplement and in accordance with the terms of the Underwriting Agreement.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.                                      The issuance of the Securities by the Partnership in accordance with the terms of the Underwriting Agreement has been duly authorized by the General Partner, acting in its capacity as general partner of the Partnership.

2.                                      When any of the Securities have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, (i) such Securities will be validly issued and (ii) under the Delaware Revised Uniform Limited Partnership Act, purchasers of such Securities will have no obligation to make further payments for their purchase of such Securities or contributions to the Partnership solely by reason of their ownership of such Securities or their status as limited partners of the Partnership, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

We call to your attention, however, that limited partners that participate in the control of the business of the Partnership within the meaning of Section 17-303(a) of the Delaware Revised Uniform Limited Partnership Act may under certain circumstances have liability to persons who transact business with the Partnership.

We express no opinion as to the laws of any jurisdiction other than the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act.

We consent to the filing by you of this opinion as an exhibit to the Partnership’s Current Report on Form 8-K filed on the date hereof, and we further consent to the use of our name under the caption “Validity of Our Common Units” in the Prospectus Supplement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in law.

Very truly yours,

/s/ ANDREWS KURTH LLP